Exhibit 21.1

Subsidiaries of the Registrant

Name	State or Other Jurisdiction of Incorporation or Organization
Hongkong Fortune-Rich Investment Co., Limited	Hong Kong
Dalian Guo-Heng Management and Consultation Co., Ltd.(1)	People’s Republic of China

(1)  This company is a wholly owned subsidiary of Hongkong Fortune-Rich Investment Co., Limited.